[ARTHUR ANDERSEN LLP LETTERHEAD]

May 31, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

            Re: Warwick Community Bancorp, Inc.

Dear Sir/Madam:

            We were previously principal accountants for Warwick Community Bancorp, Inc. (the "Corporation") and its subsidiaries, and under our report dated January 29, 2002, we reported on the financial statements of the Corporation, as of and for the years ended December 31, 2001 and 2000. We have read the Corporation's statements included under Item 4 of its Form 8-K dated May 30, 2002 and we agree with such statements.

                                                                                                            ARTHUR ANDERSEN LLP

cc: Fred G. Kowal
      James S. Fleischer, P.C.